Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into on as of February 28, 2026, by and among (i) Bleichroeder Sponsor 2 LLC, a Delaware limited liability company (the “Sponsor”), (ii) Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), (iii) Pasqal Holding SAS, a société par actions simplifiée formed under the laws of the Republic of France (the “Company”), and (iv) Bleichroeder Acquisition 2 France, a société anonyme formed under the laws of the Republic of France and wholly owned subsidiary of the Parent (“Parent Merger Sub”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Parent, (ii) Parent Merger Sub, and (iii) the Company entered into an Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, among other matters, (a) Parent will merge with and into Parent Merger Sub, with Parent Merger Sub continuing as the surviving company (the “Reincorporation Merger”), and with Parent Shareholders receiving one ordinary share, par value $0.0001 of the Parent Surviving Corporation (the “Surviving Corporation Shares”) for each Class A Ordinary Share, par value €0.10 of the Parent Surviving Corporation (the “Parent Class A Ordinary Shares”) held by such shareholder, and (b) as promptly as practicable after the Reincorporation Merger Effective Time, the Company will merge with and into Parent Surviving Corporation, with Parent Surviving Corporation continuing as the surviving company (the “Merger”, and together with the Reincorporation Merger, the “Mergers”, and together with the other transactions contemplated by the Business Combination Agreement and the Additional Agreements, the “Transactions”), with the members of the Company receiving Surviving Corporation Shares in exchange for their Company Class A Ordinary Shares, Company Class B Ordinary Shares, Company Class C Ordinary Shares, Company Class Seed Ordinary Shares and Company Common Ordinary Shares, and as a result of the Mergers, the Surviving Corporation Shares and Surviving Corporation Warrants will be approved for listing on Nasdaq or another Principal Market, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable Law;

WHEREAS, as of the date hereof, Sponsor owns 9,583,333 Parent Class B ordinary shares, par value $0.0001 per share (all such Parent Class B Ordinary Shares and any other Parent Ordinary Shares and any other equity securities of Parent of which beneficial ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement and any all other shares of Parent issued or issuable to Sponsor or acquired thereby after the date hereof, including from the exercise of any Parent Private Warrants and any Parent equity or debt securities (including securities convertible into equity) issued in connection with the Pre-PIPE Investment or PIPE Investment, being referred to herein as the “Shares”);

WHEREAS, as of the date hereof, Sponsor also owns 5,000,000 private placement warrants of the Parent (the “Parent Private Warrants”);

WHEREAS, in connection with Parent’s initial public offering (the “IPO”), Parent, Sponsor and the then current officers and directors of SPAC entered into a letter agreement, dated as of January 7, 2026 (the “Insider Letter”), pursuant to which Sponsor agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the Parent Ordinary Shares owned by it;

WHEREAS, the Parent Organizational Documents provide, among other matters, that Parent Class B Ordinary Shares will automatically convert into Parent Class A Ordinary Shares upon the consummation of an initial business combination, subject to adjustment if additional Parent Class A Ordinary Shares or Equity-linked Securities (as defined in the Parent Organization Documents) are issued or deemed issued in excess of the amounts sold in the IPO (the “Anti-Dilution Right”), excluding certain exempted issuances; and

WHEREAS, in order to induce the Company, Parent and Parent Merger Sub to enter into the Business Combination Agreement, Sponsor is executing and delivering this Agreement to the Company, Parent and Parent Merger Sub.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Agreement to Vote. Sponsor, solely in its capacity as a shareholder of Parent, with respect to the Shares, hereby agrees during the term of this Agreement to vote (or cause to be voted) at the Parent Extraordinary General Meeting and any other meeting of the shareholders of Parent, however called, or any adjournment thereof, and in any action by written consent of the shareholders of Parent related to any matters contemplated by the Business Combination Agreement and the Additional Agreements, or in any other circumstance in which the vote, consent or other approval of the shareholders of Parent is sought (and to appear at any such meeting, in person or by proxy, or otherwise cause all of the Shares to be counted as present thereat for purposes of establishing a quorum), all of the Shares, in each case, to the extent Shares are entitled to vote thereon or consent thereto (i) in favor of the Parent Party Shareholder Approval Matters, and (ii) in opposition to: (A) any proposals (x) for an Alternative Transaction, (y) any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the Transactions); or (z) any actions which are in competition with or materially inconsistent with the transactions contemplated by the Business Combination Agreement; (B) other than as contemplated by the Business Combination Agreement, any (x) material change in the present capitalization of the Parent, (y) amendment of the Parent’s Organizational Documents or (z) change in the Parent’s corporate structure or business; and (C) any other action or proposal involving Parent that would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or would reasonably be expected to (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or any Additional Agreement, (ii) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of Parent under the Business Combination Agreement or any Additional Agreement, or (iii) result in any of the conditions in respect of obligations of Parent set forth in Article IX of the Business Combination Agreement not being fulfilled (provided that nothing herein shall affect, restrict or in any way apply to any right that Parent has to terminate the Business Combination Agreement in accordance with the terms thereof).

2. No Redemption. The Sponsor hereby agrees that it shall not redeem, or submit a request to Parent’s transfer agent or otherwise exercise any right to redeem, any Shares.

3.  Transfer of Shares.

(a) No Transfers. Sponsor agrees that during the term of this Agreement it shall not, and shall cause its Affiliates not to, without Parent’s, Parent Merger Sub’s and the Company’s prior written consent, (A) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Shares; (B) grant any proxies or powers of attorney with respect to any or all of the Shares; (C) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, the Business Combination Agreement, the Additional Agreements, applicable securities Laws or Parent’s Organizational Documents, as in effect on the date hereof) with respect to any or all of the Shares; or (D) take any action with the intent of preventing, impeding, interfering with or adversely affecting Sponsor’s ability to perform its obligations under this Agreement. Parent hereby agrees that it shall not permit any Transfer of the Shares in violation of this Agreement. Sponsor agrees with, and covenants to, the Company, Parent Merger Sub and Parent that Sponsor shall not request that Parent register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares during the term of this Agreement without the prior written consent of the Company and Parent, unless such Transfer is permitted hereunder.

(b) Permitted Transfers. Section 4(a) shall not prohibit a Transfer of Shares by Sponsor to (i) any member of Sponsor or (ii) to any Affiliate of Sponsor, so long as, in the case of the foregoing clauses (i) and (ii), Sponsor provides notice to Parent and the Company prior to such transfer, and the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder, in form reasonably satisfactory to the Company, memorializing such agreement. During the term of this Agreement, Parent will not register or otherwise recognize the transfer (book-entry or otherwise) of any Shares or any certificate or uncertificated interest representing any of Sponsor’s Shares, except as permitted by, and in accordance with, this Section 4(b).

4. Waiver. Sponsor hereby waives any adjustment to the conversion ratio set forth in the Parent Organizational Documents and the Anti-Dilution Rights with respect to the Shares (whether resulting from the transactions contemplated hereby, by the Business Combination Agreement or any Additional Agreements or by any other transaction consummated in connection with the transactions contemplated hereby and thereby) and agrees that in connection with the transactions contemplated by the Business Combination Agreement, at the Effective Time, each Share (by virtue of consummation of both Mergers) shall convert into the right to receive one Surviving Corporation Share on a one-to-one basis.

5. Representations and Warranties. Sponsor represents and warrants for and on behalf of itself to Parent, Parent Merger Sub and the Company as follows:

(a) Binding Agreement. Sponsor (i) is (A) a limited liability company duly organized and validly existing under the laws of the jurisdiction of its organization and (B) has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by Sponsor has been duly authorized by all necessary limited liability action on the part of Sponsor. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms (except as such enforceability may be limited by the Enforceability Exceptions). Sponsor understands and acknowledges that the Parent, Parent Merger Sub and the Company are entering into the Business Combination Agreement in reliance upon the execution and delivery of this Agreement by Sponsor.

(b) Ownership of Shares. As of the date hereof, Sponsor is the sole record and beneficial ownership of the Shares, is the lawful owner of such Shares, has the sole power to vote or cause to be voted such Shares, and has good and valid title to such Shares, free and clear of any and all Liens of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws or the Parent’s Organizational Documents, as in effect on the date hereof. Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to the Shares, there is no limitation on Sponsor's ability to sell or otherwise dispose of the Shares other than restrictions arising under applicable securities Laws, this Agreement and the Insider Letter. Except as set forth on Section 5.17 of the Parent Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission from Sponsor, Parent, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of Sponsor or any of its Affiliates. Except for the Shares set forth under Sponsor’s name on the signature page hereto, as of the date of this Agreement, Sponsor is not a beneficial owner of, record holder of or have the right to acquire any: (i) equity securities of Parent having the right to vote on any matters on which Sponsors of equity securities of Parent may vote or which are convertible into or exchangeable for, at any time, equity securities of Parent or (ii) options, warrants or other rights to acquire from Parent any equity securities or securities convertible into or exchangeable for equity securities of Parent, other than the Parent Private Warrants.

(c) Contracts with Parent. Except for (i) the Contracts disclosed in Section 5.16 of the Parent Disclosure Schedules and (ii) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, neither Sponsor nor any of its Affiliates are party to, and does not have any rights with respect to or arising from, any Contract with Parent.

(d) No Conflicts. No filing with, notification to, or consent from any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by Sponsor, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby. None of the execution and delivery of this Agreement by Sponsor, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall (i) conflict with or violate any provision of the Organizational Documents of Sponsor, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which Sponsor is a party or by which Sponsor or any of the Shares or its other assets may be bound, or (iii) conflict with or violate any applicable Law or Order; except in the case of clauses (ii) and (iii) above as would not reasonably be expected, either individually or in the aggregate, to impair Sponsor’s ability to timely perform its obligations under this Agreement in any material respect or consummate the transactions contemplated hereby.

(e) No Inconsistent Agreements. Sponsor hereby covenants and agrees that, except for this Agreement, Sponsor (i) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares inconsistent with Sponsor’s obligations pursuant to this Agreement, (ii) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of Sponsor contained herein untrue or incorrect in any material respect or have the effect of preventing Sponsor from performing any of its material obligations under this Agreement.

(f) Litigation. There is no Action pending or, to the knowledge of Sponsor, threatened against Sponsor, or, to the knowledge of Sponsor, any of its directors, managers, officers or employees (in their capacity as such) or otherwise affecting Sponsor or its assets, nor is any Order outstanding against or involving Sponsor, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to impair Sponsor’s ability to perform its obligations under this Agreement in any material respect. There is no Action that Sponsor has pending against any other Person.

(g) Acknowledgment. Sponsor understands and acknowledges that each of Parent, Parent Merger Sub and the Company is entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement.

6. Other Covenants and Agreements.

(a) Sponsor hereby agrees that it shall (i) at or prior to the Effective Time, execute and deliver, or cause to be executed and delivered, the Additional Agreements, in substantially the form previously provided to Sponsor as of the date of this Agreement or as otherwise agreed upon in accordance with the Business Combination Agreement, and (ii) undertake commercially reasonable efforts to (x) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (y) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as are reasonably necessary for the purpose of effectively carrying out the Transactions.

(b) Sponsor hereby waives and agrees not to assert or perfect any rights of appraisal or rights to dissent from the Business Combination or either Merger that Sponsor may have by virtue of ownership of the Shares and agrees not to commence or participate in any claim, derivative or otherwise, against any party to the Business Combination Agreement related to the negotiation, execution or delivery of this Agreement, the Business Combination Agreement or the transactions contemplated thereby or the Mergers.

7.  Termination. This Agreement and the obligations of Sponsor under this Agreement shall automatically terminate upon the earliest of: (a) the Closing; (b) the termination of the Business Combination Agreement in accordance with its terms; or (c) the mutual written agreement of the Company, the Sponsor and Parent. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement or any Fraud Claim against such party, in either case, occurring prior to termination of this Agreement. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto will not survive the Closing or the termination of this Agreement.

8. Miscellaneous.

(a) Except as otherwise provided herein or in the Business Combination Agreement or any Additional Agreements, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) Notices. All notices, requests, demands, and other communications under this Agreement will be in writing and will be deemed to have been duly given or made (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent designated for overnight delivery by an internationally recognized overnight air courier (such as DHL or Federal Express), two Business Days after dispatch from any location in the United States, (c) if sent by e-mail transmission before 5:00 p.m. Pacific Time on a Business Day, when transmitted and receipt is confirmed, (d) if sent by e-mail transmission on a day other than a Business Day or after 5:00 p.m. Pacific Time on a Business Day and receipt is confirmed, on the following Business Day, and (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands, and other communications are delivered to the address set forth below, or to such other address as any party will provide by like notice to the other parties to this Agreement.

If to the Sponsor, to: Bleichroeder Sponsor 2 LLC 1345 Avenue of the Americas, Fl 47 New York, NY 10105 Attn: Robert Folino	with a copy (which will not constitute notice) to: Reed Smith LLP 2850 N. Harwood Street Suite 1500 Dallas, TX 75201 Attn: Lynwood E. Reinhardt, Esq.; Jocelyne E. Kelly
If to Parent, at or prior to the Closing, to: Bleichroeder Acquisition Corp. II 1345 Avenue of the Americas, Fl 47 New York, NY 10105 Attn: Robert Folino	with a copy (which will not constitute notice) to: Reed Smith LLP 2850 N. Harwood Street Suite 1500 Dallas, TX 75201 Attn: Lynwood E. Reinhardt, Esq.; Jocelyne E. Kelly
If to the Surviving Corporation after the Closing: Bleichroeder Acquisition 2 France [1345 Avenue of the Americas, Fl 47 New York, NY 10105] Attn: [Robert Folino]

with a copy (which will not constitute notice) to:

Orrick, Herrington & Sutcliffe

51 West 52nd St.

New York, NY 10019

Attn: Marsha Mogilevich; David Schwartz Albert Vanderlaan

Orrick, Herrington & Sutcliffe (Europe) LLP

61 rue de Belles Feuilles

75116 Paris

France

Attn: Yves Lepage; Olivier Jouffroy

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement, the Business Combination Agreement and the Additional Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise). This Agreement may not be amended or modified in any respect, except by a written agreement executed by all of the parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal courts seated in New Castle County, Delaware (the “Specified Courts”). Each Party hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9(b). Nothing in this Section 9(b) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(g) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(G).

(h) Section 1.2 and Section 6.3(b) of the Business Combination Agreement will apply to this agreement, mutatis mutandis.

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be required or advisable to consummate the transactions contemplated by this Agreement.

(k) This Agreement shall not be effective or binding upon Sponsor until such time as the Business Combination Agreement is executed by each of the parties thereto.

(l) Sponsor hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure, in each case, required by the SEC or Nasdaq (including all documents and schedules filed with the SEC in connection with the foregoing, including the Registration Statement), Sponsor’s identity and ownership of the Shares and the nature of Sponsor’s commitments and agreements under this Agreement, the Business Combination Agreement, the Additional Agreements and any other agreements to the extent such disclosure is required by applicable securities Laws, the SEC or Nasdaq; provided that the content of any such disclosure shall require the prior written consent of Sponsor (not to be unreasonably withheld, delayed or conditioned).

(m) If, and as often as, there are any changes in Parent or the Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required and are agreed upon by the parties so that the rights, privileges, duties and obligations hereunder shall continue with respect to Parent, Parent Merger Sub, the Company, the Sponsor and the Shares as so changed.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Sponsor:

BLEICHROEDER SPONSOR 2 LLC

By:	Bleichroeder Manager 2 LLC, the Managing Member

By:	/s/ Andrew Gundlach
	Name:	Andrew Gundlach
	Title:	Managing Member of Bleichroeder Manager

SPAC:

BLEICHROEDER ACQUISITION CORP. II

By:	/s/ Andrew Gundlach
	Name:	Andrew Gundlach
	Title:	Chief Executive Officer

SPAC Merger Sub:

BLEICHROEDER ACQUISITION 2 FRANCE

By:	/s/ Michel Combes
	Name:	Michel Combes
	Title:	President

The Company:

PASQAL HOLDING SAS

By:	/s/ Wasiq Bokhari
	Name:	Mr. Wasiq Bokhari
	Title:	President